Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Covenant Logistics Group, Inc. (formerly known as Covenant Transportation Group, Inc.)

We hereby consent to the use of our report dated February 21, 2020, relating to the balance sheet of Transport Enterprise Leasing, LLC as of December 31, 2019, and the related statements of income and changes in members’ equity and cash flows for the year then ended, and the related notes to the financial statements, which appear in the December 31, 2019 annual report on Form 10-K of Covenant Logistics Group, Inc. (formerly known as Covenant Transportation Group, Inc.).

/s/ Coulter & Justus, P.C.

Knoxville, Tennessee
July 7, 2020

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